Exhibit 10.14

SALE AND PURCHASE AND TRANSFER AGREEMENT
REGARDING THE SALE AND PURCHASE AND TRANSFER OF A PARTNERSHIP INTEREST IN SAUERESSIG GMBH + CO. KG
JUNE 2, 2010

[Missing Graphic Reference] Allen & Overy LLP
0088098-0000002 FR:6323097.3

SALE AND PURCHASE AND TRANSFER AGREEMENT

 by and among

 Mr. Kilian Saueressig,

Lünten Nork 123, 48691 Vreden, Germany,

 (hereinafter referred to as the "Seller"),

 Matthews International Holding GmbH,

Rudolf-Diesel-Straße 16, 52428 Jülich, Germany,

(hereinafter referred to as the "Purchaser "),

 and

 Matthews International Corporation,

2 North Shore Center, Pittsburgh, USA,

(hereinafter referred to as the "Guarantor").

 The Seller, the Purchaser and the Guarantor hereinafter collectively referred to as the "Parties" and each of them as a "Party".

0088098-0000002 FR:6323097.3

CONTENTS
Clause	Page
1.	CORPORATE OWNERSHIP / STRUCTURE OF THE ACQUISITION	7
1.1	Particulars of the Company	7
1.2	Partnership Capital of the Company	7
1.3	Seller’s Accounts	7
1.4	Signing Date; Effective Date	8
2.	SALE AND PURCHASE AND TRANSFER OF THE PARTNERSHIP INTEREST AND OF THE SELLER'S LOAN AND PRIVATE ACCOUNTS	8
2.1	Sale and Purchase of the Partnership Interest	8
2.2	Sale and Purchase of the Seller's Loan and Private Accounts	8
2.3	Transfer of Partnership Interest and of Seller's Loan and Private Accounts	8
2.4	Approval of Shareholders	9
3.	PURCHASE PRICE; SELLER'S LOAN AND PRIVATE ACCOUNTS PURCHASE PRICE; PRELIMINARY SELLER'S LOAN AND PRIVATE ACCOUNTS PURCHASE PRICE; CONDITIONS OF PAYMENT; BANK GUARANTEE	10
3.1	Purchase Price; Seller's Loan and Private Accounts Purchase Price; Preliminary Seller's Loan and Private Accounts Purchase Price; Seller's Loan and Private Accounts Purchase Price Adjustment	10
3.2	Due Date; Seller's Account; Company's Account	11
3.3	Default Interest	11
3.4	No Right to Set-Off or to Withhold	12
3.5	Bank Guarantee and Assignment by way of Security	12
4.	FINANCIAL STATEMENTS 2010/2011	13
4.1	Preparation and Audit of the Financial Statements 2010/2011	13
4.2	Review and Delivery of the Financial Statements 2010/2011 to the Seller	13
4.3	Objections; Arbitration Proceedings	13
4.4	Costs	14
5.	SELLER’S GUARANTEES	14
6.	COVENANTS	14
6.1	Signing Covenants	14
6.2	After-Signing Covenants	14
6.3	Covenant not to Compete	15
7.	GUARANTOR'S GUARANTEE	15
8.	TAXES AND COSTS	16
8.1	Taxes on Earnings	16
8.2	Transfer Taxes	16
8.3	Value Added Tax	16
8.4	Costs and Fees	16
9.	NOTICES	16
9.1	Form of Notice	16
9.2	Notices to Seller	16
9.3	Notices to Purchaser	17
9.4	Notices to Guarantor	17
9.5	Change of Address	18
9.6	Copies to Advisors	18
10.	MISCELLANEOUS	18
10.1	Governing Law	18
10.2	Arbitration	18
10.3	Business Day	18
10.4	Amendments, Supplementations	18
10.5	Language	18
10.6	Headings	19
10.7	Annexes	19
10.8	Entire Agreement; Termination of Option Agreement	19
10.9	Severability	19

INDEX OF ANNEXES

Annex 2.3(a) Filing of the assignment of the Partnership Interest with the Commercial Register

Annex 2.4 Shareholders’ approval resolution

Annex 3.5(a) Amendment to the Bank Guarantee

Annex 6.1(a)                                Sale and Purchase and Transfer Agreement between the Company (as seller) and the Seller (as purchaser) regarding the sale and purchase and transfer of a partnership interest in Devine GmbH & Co. KG

Annex 6.1(b) Amendment Agreement to the service agreement of the Seller as managing director of the General Partner between the General Partner and the Seller

Annex 6.1(c) Commission Agreement between the Seller and the Company relating to McAirlaids' potential purchase orders

0088098-0000002 FR:6323097.3

PREAMBLE

 WHEREAS, the Seller and the Purchaser are registered with the Commercial Register of the Lower Court (Amtsgericht) at Coesfeld as sole limited partners (Kommanditisten) of Saueressig GmbH + Co. KG (hereinafter referred to as the "Company"), with the Seller holding 22 per cent and with the Purchaser holding 78 per cent of the fixed partnership interests (Kommanditanteile) in the registered partnership capital of the Company, and the Company is the sole shareholder of its sole general partner (Komplementär) Saueressig Geschäftsführungsgesellschaft mbH (hereinafter referred to as the "General Partner") which has no fixed partnership interest in the registered partnership capital of the Company;

 WHEREAS, the Seller is also engaged as managing director of the General Partner and therefore of the Company;

 WHEREAS, the Purchaser, a limited liability company duly organized under the laws of Germany, is a wholly-owned subsidiary of the Guarantor, a company duly organized under the laws of Pennsylvania;

 WHEREAS, on February 25, 2008, the Seller and the Guarantor agreed upon an option agreement as amended on May 7, 2008 (hereinafter referred to as the "Option Agreement") concerning the sale and purchase and transfer of all of the partnership interests of the Seller in the Company to the Guarantor or to one of its subsidiaries (like the Purchaser) under certain conditions;

 WHEREAS, in accordance with the Option Agreement, the Guarantor has provided to the Seller an irrevocable standby letter of credit issued by Citizens Bank of Pennsylvania in the amount of EUR 8,500,000.00 (hereinafter - together with all amendments thereto - referred to as "Bank Guarantee") and the Guarantor (respectively the Purchaser) has transferred and assigned the Purchaser's Partnership Interest (as defined in Clause 1.2(b)) to the Seller by way of security (Sicherungsabtretung), both as security for the payment of the purchase price due to the exercise of the option rights by the Seller under the Option Agreement;

 WHEREAS, now the Parties have determined to execute the Option Agreement in amended form waiving any rights and obligations that could have been constituted so far under the terms of the Option Agreement; the Seller wishes to sell and transfer all of his partnership interests in the Company and all of his Seller's Loan and Private Accounts (as defined in Clause 1.3(a)) to the Purchaser with commercial effect (mit wirtschaftlicher Wirkung) as of October 1, 2011, and the Purchaser wishes to acquire these partnership interests and these Seller's Loan and Private Accounts from the Seller;

 NOW, THEREFORE, the Parties hereto agree as follows:

0088098-0000002 FR:6323097.3

1.	CORPORATE OWNERSHIP / STRUCTURE OF THE ACQUISITION

1.1	Particulars of the Company

 Saueressig GmbH + Co. KG (hereinafter referred to as the "Company") is a limited partnership (Kommanditgesellschaft) duly organized under the laws of Germany with registered office at Vreden/Germany and registered with the Commercial Register of the Lower Court (Amtsgericht) at Coesfeld under HRA 2299. The sole general partner (Komplementär) of the Company is Saueressig Geschäftsführungsgesellschaft mbH (hereinafter referred to as the "General Partner"), a limited liability company (Gesellschaft mit beschränkter Haftung) duly organized under the laws of Germany with registered office at Vreden/Germany and registered with the Commercial Register of the Lower Court at Coesfeld under HRB 3919.

1.2	Partnership Capital of the Company

 The registered partnership capital (Kommanditkapital) of the Company amounts to EUR 3,000,000.00 (in words: three million Euros) (hereinafter referred to as the "Partnership Capital"). The Partnership Capital is divided into the following fixed partnership interests (Kommanditanteile), registered in the Commercial Register, held by the Seller and the Purchaser as sole limited partners (Kommanditisten) of the Company as follows:

(a)
one fixed partnership interest in the amount of EUR 660,000.00 (in words: six hundred sixty thousand Euros), corresponding to 22 per cent of the fixed partnership interests in the Partnership Capital, held by the Seller and

(b)
one fixed partnership interest in the amount of EUR 2,340,000.00 (in words: two million three hundred forty thousand Euros), corresponding to 78 per cent of the fixed partnership interests in the Partnership Capital, held by the Purchaser (hereinafter referred to as the "Purchaser's Partnership Interest").

 The fixed partnership interest held by the Seller as set forth in Clause 1.2(a) above, together with any and all rights pertaining thereto pursuant to Clause 2.1 (hereinafter referred to as the "Partnership Interest"), shall be sold and transferred to the Purchaser as set forth in Clause 2.1 and Clause 2.3(a). The General Partner has no fixed partnership interest in the Partnership Capital.

1.3	Seller’s Accounts

(a)
The Company keeps for the Seller the following accounts: a fixed capital account (Festkapitalkonto) and a reserve account (Rücklagenkonto) (hereinafter collectively referred to as the "Seller's Capital and Reserve Accounts") as well as a loan account (Darlehenskonto) for loans granted by the Seller to the Company and a private account (Privatkonto) as well as a separate loss carry forward account (Verlustvortragskonto) (hereinafter collectively referred to as the "Seller's Loan and Private Accounts"). The Seller's Loan and Private Accounts include all profits and losses of the Company pertaining to the Seller.

(b)
The Seller's Capital and Reserve Accounts as of the Effective Date (as defined in Clause 1.4) shall be sold and transferred to the Purchaser together with the Partnership Interest as set forth in Clause 2.1 and Clause 2.3(a). The Seller's Loan and Private Accounts as of the Effective Date shall be sold and transferred to the Purchaser in accordance with Clause 2.2 and Clause 2.3(b).

1.4	Signing Date; Effective Date

 For the purposes of this agreement (hereinafter referred to as the "Agreement") the "Signing Date" shall mean the date this Agreement is signed (hereinafter referred to as the "Signing Date"), and the "Effective Date" shall mean October 1, 2011, 00:00 hours (German time) (herein referred to as the "Effective Date").

2.	SALE AND PURCHASE AND TRANSFER OF THE PARTNERSHIP INTEREST AND OF THE SELLER'S LOAN AND PRIVATE ACCOUNTS

2.1	Sale and Purchase of the Partnership Interest

 The Seller hereby sells, and the Purchaser hereby purchases from the Seller, upon the terms and conditions of this Agreement, the Partnership Interest in the Company with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date. The sale and purchase of the Partnership Interest hereunder shall include any and all rights pertaining to the Partnership Interest, including, without limitation, the rights to receive profits and the obligations to bear losses generated from the Effective Date, and the accounts balances in the Seller’s Capital and Reserve Accounts as of the Effective Date, including any and all rights in the relation of the Company and the Seller reflected in and pertaining to the Seller’s Capital and Reserve Accounts. The Seller is entitled to his proportional share in all profits and losses of the Company that are generated up to, but not including the Effective Date.

2.2	Sale and Purchase of the Seller's Loan and Private Accounts

 The Seller hereby sells, and the Purchaser hereby purchases from the Seller, upon the terms and conditions of this Agreement, any and all rights in the relation of the Company and the Seller reflected in and pertaining to the Seller's Loan and Private Accounts as of the Effective Date with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date.

2.3	Transfer of Partnership Interest and of Seller's Loan and Private Accounts

(a)
Subject to the Transfer Conditions set forth in Clause 2.3(c), the Seller hereby transfers and assigns (abtreten), and the Purchaser hereby accepts the transfer and assignment, upon the terms and conditions of this Agreement, of the Partnership Interest in the Company with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date.

Such assignment of the Partnership Interest to the Purchaser by way of singular succession (Sonderrechtsnachfolge) shall be, (i) as regards the internal relations between the Seller and the Purchaser, effective as of the Effective Date and (ii) with effect vis-à-vis any third party, effective with the registration of the Purchaser as sole limited partner of the Company in the Commercial Register. In view of the period between the date of payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price by the Purchaser and the date of registration of the Purchaser as sole limited partner of the Company in the Commercial Register (hereinafter referred to as the "Interim Period"), the Seller shall hold the Partnership Interest for the Purchaser in trust (treuhänderisch) without any additional consideration. The Seller furthermore empowers (bevollmächtigt) the Purchaser to execute any an all rights pertaining to the Partnership Interest during the Interim Period. Apart from that, the Parties expressly agree that the Seller shall solely be entitled to execute his respective rights as limited partner of the Company as far as instructed by the Purchaser.

The Parties shall make sure that the Seller, the Purchaser and the managing directors (Geschäftsführer) of the General Partner of the Company shall sign the filing for the assignment of the Partnership Interest in the Company to the Purchaser with the Commercial Register, attached hereto as Annex 2.3(a), on the Signing Date before the notary, make the notary notarize (beglaubigen) the signatures and instruct the notary to forward this filing to the Commercial Register without undue delay (unverzüglich) after the receipt of a joint confirmation of payment to be issued jointly by the Seller and the Purchaser as set forth in Clause 2.3(d). In the event that signatories of the filing signed and notarized on the Signing Date have changed until the date the filing is to be effected by the notary or in the event that the Commercial Register rejects the registration of the assignment of the Partnership Interest in the Company to the Purchaser with the Commercial Register on the basis of the filing signed and notarized on the Signing Date, the Parties shall make sure that the Seller, the Purchaser and the managing directors (Geschäftsführer) of the General Partner of the Company shall update and/or amend the filing accordingly without undue delay (unverzüglich) and to forward this filing to the Commercial Register without undue delay (unverzüglich) afterwards.

(b)
Subject to the Transfer Conditions set forth in Clause 2.3(c), the Seller hereby transfers and assigns (abtreten), and the Purchaser hereby accepts the transfer and assignment, upon the terms and conditions of this Agreement, any and all rights in the relation of the Company and the Seller reflected in and pertaining to the Seller's Loan and Private Accounts as of the Effective Date.

(c)
The transfer of the Partnership Interest and the transfer of the Seller's Loan and Private Accounts to the Purchaser shall be subject to the satisfaction of the following conditions precedent (hereinafter collectively referred to as the "Transfer Conditions"):

(i)	The payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price by the Purchaser has been effected in accordance with Clauses 3.1 and 3.2.

(ii)	The assignment of the Partnership Interest in the Company to the Purchaser as set forth in Clause 2.3(a) has been recorded in the Commercial Register.

(d)
After the effectuation of the payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price by the Purchaser in accordance with Clauses 3.1 and 3.2, the Seller is obliged to issue, together with the Purchaser, a joint confirmation of payment to the notary in order to enable the notary to forward the filing to the Commercial Register as set forth in Clause 2.3(a).

2.4	Approval of Shareholders

 The Seller, the Purchaser and the General Partner have approved the sale and transfer of the Partnership Interest and of the Seller's Loan and Private Accounts to the Purchaser according to Art. 12 para. 2 and Art. 10 para. 3 second sentence of the Company's partnership agreement. A copy of the resolution is attached to this Agreement as Annex 2.4.

3.	PURCHASE PRICE; SELLER'S LOAN AND PRIVATE ACCOUNTS PURCHASE PRICE; PRELIMINARY SELLER'S LOAN AND PRIVATE ACCOUNTS PURCHASE PRICE; CONDITIONS OF PAYMENT; BANK GUARANTEE

3.1	Purchase Price; Seller's Loan and Private Accounts Purchase Price; Preliminary Seller's Loan and Private Accounts Purchase Price; Seller's Loan and Private Accounts Purchase Price Adjustment

(a)	The purchase price to be paid by the Purchaser for the Partnership Interest as sold and purchased in accordance with Clause 2.1 shall be equal to

EUR 17,400,000.00

(in words: seventeen million four hundred thousand Euros)

(hereinafter referred to as the "Purchase Price").

(b)
The purchase price to be paid by the Purchaser for the Seller's Loan and Private Accounts as sold and purchased in accordance with Clause 2.2 shall be an amount equal to the aggregate of the accounts balances of the Seller's Loan and Private Accounts, in each case as of the Effective Date and as determined on the basis of the Financial Statements 2010/2011 (as defined in Clause 4), including up to, but not including the Effective Date (i) the Seller's proportionate share in the profits and losses of the Company and (ii) accrued interest thereon. This amount is hereinafter referred to as the "Seller's Loan and Private Accounts Purchase Price" and shall not be part of the Purchase Price pursuant to Clause 3.1(a).

(c)
The Parties have agreed that the preliminary Seller's Loan and Private Accounts Purchase Price shall be calculated on the basis of an appropriate excerpt from the Company's accounting system as of the Effective Date. For this purpose, the Parties shall ensure that by October 11, 2011, the Company prepares such an appropriate excerpt from its accounting system as of the Effective Date consistent with the Company's past accounting procedures and in accordance with the applicable statutory accounting provisions of Clauses 264 et seq. of the German Commercial Code (HGB) to be used by the Parties as calculation basis for the preliminary Seller's Loan and Private Accounts Purchase Price (hereinafter referred to as the "Preliminary Seller's Loan and Private Accounts Purchase Price").

(d)	If, on the basis of the Financial Statements 2010/2011 (as defined in Clause 4),

(i)
the Seller's Loan and Private Accounts Purchase Price is by more than EUR 10,000.00 (in words: ten thousand Euros) higher than the Preliminary Seller's Loan and Private Accounts Purchase Price, the Purchaser shall pay to the Seller an amount equal to the amount by which the Seller's Loan and Private Accounts Purchase Price exceeds the Preliminary Seller's Loan and Private Accounts Purchase Price,

(ii)
the Preliminary Seller's Loan and Private Accounts Purchase Price is by more than EUR 10,000.00 (in words: ten thousand Euros) higher than the Seller's Loan and Private Accounts Purchase Price, the Seller shall pay to the Purchaser an amount equal to the amount by which the Preliminary Seller's Loan and Private Accounts Purchase Price exceeds the Seller's Loan and Private Accounts Purchase Price.

 Any such amount to be paid by either the Purchaser or the Seller is hereinafter referred to as the "Seller's Loan and Private Accounts Purchase Price Adjustment".

(e)
In the event that the aggregate balance of the Seller's Loan and Private Accounts as of the Effective Date is negative, the Seller is obligated to pay to the Purchaser an amount equal to the negative balance of the Seller's Loan and Private Accounts and the same procedure as set forth in Clauses 3.1 (c) and (d) shall apply mutatis mutandis, but in any event the amount to be paid by the Seller hereunder shall not exceed an amount of EUR 2,573,171.00 (in words: two million five hundred seventy three thousand one hundred seventy one Euros).

3.2	Due Date; Seller's Account; Company's Account

(a)	On October 14, 2011 (hereinafter referred to as the "Due Date"), the Purchase Price shall become due and payable and the Purchaser shall pay the Purchase Price as follows:

(i)
EUR 15,983,764.80 (in words: fifteen million nine hundred eighty three thousand seven hundred sixty four point eighty Euros) to the following bank account of the Seller (hereinafter referred to as "Seller's Account"):

 bank:                                           Sparkasse Hamburg

account number:                                           1265422848

sort code (Bankleitzahl):                                           20050550

IBAN:                                                      IBAN DE86 2005 0550 1265 4228 48

SWIFT:                                           HASP DE HH XXX

or any other account to be nominated by the Seller to the Purchaser in writing at least ten (10) Business Days prior to the Due Date,

(ii)
EUR 1,416,235.20 (in words: one million four hundred sixteen hundred thousand two hundred thirty five point twenty Euros) to the following bank account of the Company (hereinafter referred to as "Company's Account"):

 bank:                                           Sparkasse Westmünsterland

account number:                                           51010247

sort code (Bankleitzahl):                                           40154530

IBAN:                                                      DE74 4015 4530 0051 0102 47

SWIFT:                                           WELADE3WXXX.

 The Purchaser is entitled to set off any claims for payments owed by the Seller to the Purchaser as specifically contemplated in Clause 3.1(e) against the claims of the Seller for payment of the Purchase Price pursuant to Clause 3.2(a)(i).

(b)
The Preliminary Seller's Loan and Private Accounts Purchase Price shall become due and payable and the Purchaser shall pay the Preliminary Seller's Loan and Private Accounts Purchase Price to the Seller’s Account on the Due Date. The same shall apply mutatis mutandis in case of the Seller's payment obligation pursuant to Clause 3.1(e).

(c)
Any Seller's Loan and Private Accounts Purchase Price Adjustment owed by one of the Parties shall be paid fifteen (15) Business Days after the Seller's Loan and Private Accounts Purchase Price Adjustment has become final and binding upon the Parties in accordance with Clause 4.

(d)	All payments owed by one of the Parties under this Agreement shall be paid by way of irrevocable wire transfer – to be credited on the same day – free of any costs and fees.

3.3	Default Interest

 If one of the Parties is in default of any payment owed under this Agreement, the respective overdue amount shall bear interest at a fixed rate of 12 per cent p. a. after the respective Party is in default of payment for the time the Party is in default. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

3.4	No Right to Set-Off or to Withhold

 Except as set forth in Clause 3.2(a), any right of the Purchaser to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

3.5	Bank Guarantee and Assignment by way of Security

(a)
The Parties agree that the Bank Guarantee provided by the Guarantor to the Seller under the Option Agreement shall now serve for the benefit of the Seller as security for the timely and duly fulfilment of the payment of the Purchase Price and the Sellers' Loan and Private Accounts Purchase Price in accordance with Clauses 3.1 and 3.2 of this Agreement. The issuing bank, Citizens Bank of Pennsylvania, has amended the Bank Guarantee accordingly and the Guarantor has delivered the original of this amendment to the Bank Guarantee to the Seller on the Signing Date, a copy attached hereto as Annex 3.5(a).

(b)
The Guarantor shall ensure that the Bank Guarantee remains effective until the payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price is effected in accordance with Clauses 3.1 and 3.2 above. After the Bank Guarantee having become ineffective, the Seller shall return the original of the Bank Guarantee back to the Guarantor without undue delay (unverzüglich).

(c)
The Parties agree that the Purchaser's Partnership Interest assigned by way of security (Sicherungsabtretung) to the Seller in accordance with the Option Agreement (hereinafter  - together with the confirmation relating thereto - referred to as "Assignment by way of Security") shall now serve for the benefit of the Seller as additional security for the timely and duly fulfilment of the payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price in accordance with Clauses 3.1 and 3.2 of this Agreement. For reasons of precaution, the Purchaser hereby confirms this Assignment by way of Security. Thus, the Purchaser hereby transfers and assigns and the Seller hereby accepts the transfer and assignment of the Purchaser's Partnership Interest by way of security with immediate effect.

(d)
If the Purchase Price and the Seller's Loan and Private Accounts Purchase Price are not timely and fully paid by the Purchaser in accordance with Clauses 3.1 and 3.2, the Seller shall be entitled firstly to draw on the Bank Guarantee after prior written notification, and in case the Bank Guarantee is insufficient for the satisfaction of Seller's claims pursuant to Clause 3,  the Seller shall be entitled to sell the Purchaser's Partnership Interest assigned to the Seller by way of security pursuant to Clause 3.5(c) without holding on (freihändig) or to utilize it otherwise, whereas the Purchaser shall be entitled to any excess proceeds resulting out of this utilization. Up to this date the Purchaser shall be entitled to exercise any and all rights and obligations pertaining to the Purchaser's Partnership Interest. In particular, without limitation, the Purchaser shall be entitled to participate in all profits and losses pertaining to the Purchaser's Partnership Interest.

(e)
The Parties agree that the Assignment by way of Security shall be terminated on the date on which the payment of the Purchase Price and the Seller's Loan and Private Accounts Purchase Price is effected in accordance with Clauses 3.1 and 3.2 above. The Seller hereby reassigns to the Purchaser, and the Purchaser hereby accepts the reassignment of the Purchaser's Partnership Interest together with any and all rights pertaining thereto to the Purchaser under the precondition that the Purchase Price and the Seller's Loan and Private Accounts Purchase Price have been fully paid in accordance with Clauses 3.1 and 3.2 above.

4.	FINANCIAL STATEMENTS 2010/2011

4.1	Preparation and Audit of the Financial Statements 2010/2011

(a)
Any Seller's Loan and Private Accounts Purchase Price Adjustment shall be determined on the basis of the audited financial statements of the Company for the year ended September 30, 2011 (hereinafter referred to as the "Financial Statements 2010/2011").

(b)
The Financial Statements 2010/2011 shall be prepared by the Company in accordance with the applicable statutory accounting provisions of Clauses 264 et seqq. of the German Commercial Code (HGB), taking into account the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the principles of formal and material balance sheet continuity (formelle und materielle Bilanzkontinuität), a true and fair view, within the meaning of Clause 264 para. 2 HGB, of the assets and liabilities, financial condition and results of operation (Vermögens-, Finanz- und Ertragslage) of the Company for the period referenced therein as well as in accordance with the accounting and valuation principles applied for previous fiscal years, in particular under identical utilization of any election rights and continuation of the valuation and consolidation principles and methods.

(c)	The Financial Statements 2010/2011 shall be audited with the intention of an unqualified opinion by PricewaterhouseCoopers AG (hereinafter referred to as the "Company’s Auditor").

4.2	Review and Delivery of the Financial Statements 2010/2011 to the Seller

 The Purchaser shall make sure that the Financial Statements 2010/2011 prepared by the Company and audited by the Company’s Auditor shall be delivered to the Seller without delay. The Purchaser shall use its best efforts, to the extent permissible under applicable law, that the Seller receives access by the management of the Company to all relevant documentation necessary for reviewing a possible Seller's Loan and Private Accounts Purchase Price Adjustment resulting out of the Financial Statements 2010/2011.

4.3	Objections; Arbitration Proceedings

(a)
Any Seller's Loan and Private Accounts Purchase Price Adjustment shall be carried out bindingly on the basis of the Financial Statements 2010/2011 to the extent the Seller does not within forty five (45) days after the receipt of the Financial Statements 2010/2011 raise any written objections vis-à-vis the Purchaser, together with explanations of these objections. If, after objections having been raised in time and due form (hereinafter referred to as the "Objections"), the Seller and the Purchaser cannot agree on any Seller's Loan and Private Accounts Purchase Price Adjustment, within thirty (30) days following the delivery of the Objections, the Seller and the Purchaser shall be entitled to request the "Institut der Wirtschaftsprüfer in Deutschland e.V.", Duesseldorf, to appoint an acknowledged auditing expert to act as an arbitrator (Schiedsgutachter) (hereinafter referred to as the "Arbitrator") to determine the Seller's Loan and Private Accounts Purchase Price Adjustment, to the extent permissible under applicable law, within the positions in dispute between the Seller and the Purchaser. The Arbitrator shall aim to decide on the Seller's Loan and Private Accounts Purchase Price Adjustment within thirty (30) Business Days after being appointed. The Arbitrator shall give the Seller and the Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of the Seller and the Purchaser and their advisors. The Arbitrator shall provide his decision in writing, give reasons for it and on all issues which are in dispute between the Seller and the Purchaser. The Seller's Loan and Private Accounts Purchase Price Adjustment as determined by the Arbitrator shall be final and binding on the Parties.

4.4	Costs

 In case of arbitration proceedings referred to in Clause 4.3, the Arbitrator shall also decide upon the allocation of his costs and expenses according to Section 92 of the German Code of Civil Procedure. Each Party shall bear its own costs and expenses and those of its advisors.

5.	SELLER’S GUARANTEES

(a)
The Seller hereby guarantees to the Purchaser by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the statements in Clause 1 hereof regarding the Partnership Interest and the Seller’s accounts are complete and correct. The Partnership Interest has been validly issued, is fully paid-up, has not been reduced by losses or withdrawals and is not encumbered by any obligatory or in rem third-party rights, in particular there are no rights of pre-emption, rights of use, trust relationships, typical or atypical subparticipations, other options, voting agreements or other third-party rights effecting the assignment of the Partnership Interest.

(b)	The Purchaser shall not be entitled to further warranty rights.

6.	COVENANTS

6.1	Signing Covenants

 The Purchaser and the Seller shall ensure that the following agreements will be concluded on the Signing Date:

(a)
the sale and purchase and transfer agreement between the Company (as seller) and the Seller (as purchaser) regarding the sale and purchase and transfer of a partnership interest in Devine GmbH & Co. KG, attached hereto as Annex 6.1(a),

(b)	the amendment agreement to the service agreement of the Seller as managing director of the General Partner between the General Partner and the Seller, attached hereto as Annex 6.1(b), and

(c)	the commission agreement between the Seller and the Company relating to McAirlaids' potential purchase orders, attached hereto as Annex 6.1(c).

6.2	After-Signing Covenants

(a)
Between the Signing Date and the Effective Date, the Purchaser and the Guarantor shall refrain from and they have to ensure that the Company refrains from any measures in order to manipulate the profits of the Company and/or the distribution of the profits amongst the shareholders of the Company to Seller's disadvantage.

(b)
The Seller intends, in his function as shareholder of the Company, to reward certain employees of the Company with bonus payments in the total gross amount of EUR 170,000.00 (in words: one hundred seventy thousand Euros) (hereinafter referred to as "Bonus Payment Amount") prior to the Effective Date. For this purpose, the Seller intends to instruct the Company prior to the Effective Date to pay on his behalf and on his account bonus payments to certain employees to be nominated by the Seller by withdrawing the Bonus Payment Amount from his Seller's Loan and Private Accounts. The Purchaser herewith explicitly and irrevocably grants his consent to this employee reward procedure.

6.3	Covenant not to Compete

(a)
For the Seller, the statutory prohibition of competition pursuant to Section 112 subsection 1 of the German Commercial Code (Handelsgesetzbuch (HGB)) shall apply correspondingly, with the addition that the Seller may not act either independently or dependently or in an advisory capacity, not even occasionally or indirectly, outside of the Company and/or its subsidiaries (Tochtergesellschaften) in their fields of activity as of the Signing Date, no matter whether or not these activities will be continued thereafter. Likewise, holding an equity interest in competitive businesses - except for participations in form of stock and convertibles - also as silent partner or subpartner shall be inadmissible. The territorial scope of application of this prohibition of competition comprises the European Union and EFTA.

(b)	The Seller is obligated to observe the non-competition clause pursuant to Clause 6.3(a) until September 30, 2013.

(c)
The Seller hereby irrevocably declares that he waives any compensation payments which may arise for his benefit due to his retirement as a limited partner from the Company or due to his retirement from the management of the Company or of a Company's affiliate. The Parties agree that the postcontractual prohibition of competition set forth in this Clause 6.3 shall be compensated by the Purchase Price to be paid under this Agreement.

(d)
Notwithstanding the generality of Clause 6.3(a), the Seller shall be entitled to be engaged in the business of Devine GmbH & Co. KG as limited partner or its legal successor, as managing director of Devine Verwaltungs-GmbH (its general partner) or its legal successor and representative of Devine GmbH & Co. KG or its legal successor, provided however, neither the Seller nor Devine Verwaltungs-GmbH nor Devine GmbH & Co. KG nor their respective legal successors nor an affiliate of these companies compete with the Company and/or its subsidiaries in their fields of activity as of the Signing Date in terms of Clauses 6.3(a) and 6.3(b). For the avoidance of doubt, the Parties agree that the engagement of the Seller in the following businesses shall not be deemed a competitive business of the Company and/or its subsidiaries in terms of Clauses 6.3(a) and 6.3(b): the production and processing of tools or components with free-form surfaces, their distribution and marketing, separately or together with shaped or grained foils as well as all other steps required for their manufacture or sale.

7.	GUARANTOR'S GUARANTEE

 The Guarantor hereby guarantees by way of an independent promise of guarantee pursuant to Clause 311 para. 1 BGB the proper fulfilment of all of the obligations of the Purchaser pursuant to this Agreement, in particular, but not limited to, the payment of the Purchase Price and the Sellers' Loan and Private Accounts Purchase Price to the Seller.

8.	TAXES AND COSTS

8.1	Taxes on Earnings

(a)	All taxes on earnings (Ertragsteuern) which result from this Agreement and its execution shall be borne by those persons at which these taxes statutorily arise.

(b)
As far as taxes on earnings, in particular, but not limited to, trade income tax (Gewerbeertragsteuer) resulting from any and all sales and/or transfers of partnership interests in the Company by the Seller to the Purchaser on the level of the Company, the Seller shall reimburse the amount corresponding to these taxes on earnings to the Company.

(c)	Claims of the Purchaser under this Clause 8.1 shall be time-barred six months after the final and binding assessment of the relevant taxes.

8.2	Transfer Taxes

 All transfer taxes (including real estate transfer taxes) and any other charges and costs which result from this Agreement and its execution shall be borne by the Purchaser.

8.3	Value Added Tax

 In case that supplies under this Agreement are subject to value added tax, the respective amounts shall be increased by the amount corresponding to the value added tax.

8.4	Costs and Fees

 Each Party shall bear the costs and fees of its own advisors.

9.	NOTICES

9.1	Form of Notice

 All declarations, notices or other communications hereunder (hereinafter referred to as the "Notices") shall be done in writing - as far as no notarization or other specific form is required under statutory law - in the English or German language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

9.2	Notices to Seller

 Any Notice to be given to the Seller hereunder shall be addressed as follows:

 Kilian Saueressig,
 Lünten Nork 123
 48691 Vreden
 Germany

 with a copy to:

 Allen & Overy LLP

Attn.: Thomas Austmann

Rheinisches Palais

Breite Strasse 27

40213 Duesseldorf

Germany

Fax: +49 211 28 06 7601.

9.3	Notices to Purchaser

 Any Notice to be given to the Purchaser hereunder shall be addressed as follows:

 Matthews International Corporation

Attn.: Brain D. Walters, Esq. (Legal Counsel)

Two North Shore Center

Pittsburgh

Pennsylvania 15222 (USA)

Fax: +1 412 442-8290

 with a copy to:

 Matthews International Holding GmbH
Attn.: Franz-Josef Schwarz
Rudolf-Diesel-Straße 16
 52428 Jülich
 Germany
Fax: +49 2461 93 53 20

and a copy to:

 Streck Mack Schwedhelm
Attn.: Dr. Heinz-Willi Kamps
Wilhelm-Schlombs-Allee 7-11
50858 Köln (Junkersdorf)
Germany
Fax: +49 221 49 29 299

9.4	Notices to Guarantor

 Any Notice to be given to the Guarantor hereunder shall be addressed as follows:

 Matthews International Corporation

Attn.: Brain D. Walters, Esq. (Legal Counsel)

Two North Shore Center

Pittsburgh

Pennsylvania 15222 (USA)

Fax: +1 412 442-8290

 with a copy to:

 Streck Mack Schwedhelm

Attn.: Dr. Heinz-Willi Kamps

Wilhelm-Schlombs-Allee 7-11

50858 Köln (Junkersdorf)

Germany

Fax: +49 221 49 29 299

9.5	Change of Address

 The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Clauses 9.2 through 9.4 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

9.6	Copies to Advisors

(a)	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

(b)
Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party, irrespective of whether the delivery of such copy was mandated by this Agreement.

10.	MISCELLANEOUS

10.1	Governing Law

 This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the German conflicts of laws rules and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

10.2	Arbitration

(a)
Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement or its Annexes or the transactions contemplated hereby or thereby shall be finally and exclusively settled in accordance with the Rules of Arbitration of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtswesen, DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall take place in Duesseldorf. The arbitration shall be conducted in English or German and written evidence (Beweismittel) may be submitted in English or German.

(b)
In the event that applicable mandatory law requires any matter arising out of or in connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Duesseldorf shall have the exclusive jurisdiction.

10.3	Business Day

 In this Agreement, "Business Day" means a day (other than a Saturday or Sunday) on which banks are generally open for business in Frankfurt am Main, Germany.

10.4	Amendments, Supplementations

 Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. Clause 9.1 shall apply mutatis mutandis.

10.5	Language

(a)
This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

(b)
Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (hereinafter collectively referred to as the "Legal Terms") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.

10.6	Headings

 The headings and sub-headings of the Clauses contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

10.7	Annexes

 All Annexes attached hereto form an integral part of this Agreement.

10.8	Entire Agreement; Termination of Option Agreement

(a)
This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement. Side agreements to this Agreement do not exist.

(b)
The Parties expressly agree that the Option Agreement shall be terminated upon the signing of this Agreement. This Agreement shall fully and finally settle any rights and obligations that could have been constituted so far under the Option Agreement and especially all potential rights and obligations under any declaration of the Seller in accordance with the Option Agreement.

10.9	Severability

 Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

0088098-0000002 FR:6323097.3

 Duesseldorf/Germany, June 2, 2010

Seller                                                                           Purchaser

____________________________                                                                                     ___________________________________

Kilian Saueressig                                                                                          Matthews International Holding GmbH

            Name: Joseph Bartolacci

                Function: Managing Director

Guarantor

____________________________

Matthews International Corporation

Name: Joseph Bartolacci

Function: Chief Executive Officer

0088098-0000002 FR:6323097.3